                                                                   EXHIBIT 10.62

                     EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN

                 COGENTRIX ENERGY, INC., AND THOMAS F. SCHWARTZ


         THIS AGREEMENT is effective as of the 16th day of February, 2001, between Cogentrix Energy, Inc., a North Carolina corporation (the
"Corporation"), and Thomas F. Schwartz (the "Executive").

         In consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

         1. EMPLOYMENT AND DUTIES.

                  a. The Corporation desires to employ Executive as Group Senior Vice President-Chief Financial Officer;

                  b. As Group Senior Vice President-Chief Financial Officer, Executive shall perform such duties and services, consistent with his position, as may be assigned to him.

         2. TERM OF AGREEMENT.

                  a. Subject to the conditions set forth within, this Agreement shall be effective as of the date hereof, and its terms will commence on such date. The Agreement shall renew automatically at the end of each calendar year unless Executive is involuntarily terminated pursuant to paragraph 4.

         3. COMPENSATION; ENTITLEMENTS.

                  a. The Corporation shall pay to Executive an annual base salary (the "Base Salary") of Two Hundred Thirty Thousand Six Hundred Twenty Five Dollars ($230,625.00) payable in equal monthly installments of $19,218.75 per month. Such compensation may be increased during 2001 or in subsequent years.

                  b. Executive will participate in Corporation's Profit Sharing Plan equal to no less than .300% of Net Income Before Income Taxes, as defined in the Profit Sharing Plan Agreement between Executive and Corporation, and in addition, is entitled to participate in the provisions as outlined in the Management Incentive Bonus Plan.

                  c. Executive is eligible for and entitled to participate in any future equity or quasi-equity programs offered by Corporation at a level commensurate with other Group Senior Vice Presidents.

         4. INVOLUNTARY TERMINATION; SEVERANCE BENEFITS.

                  a. The Corporation may involuntarily terminate Executive's employment under this Agreement at any time upon thirty (30) days written notice subject to the terms and conditions specified herein and under the Profit Sharing Plan Agreement between Executive and Corporation regarding compensation and benefits due and owing to Executive upon termination. In the event Executive is involuntarily terminated at any time, Executive shall receive within thirty days after such termination a single lump sum severance payment in cash equal to the product of (A) two times (B) the total compensation (including, without limitation, Base Salary, performance bonus, bonus under the Management Incentive Bonus Plan and distribution under the Profit Sharing Plan) earned by Executive for the calendar year immediately preceding the calendar year of Executive's involuntary termination (whether or not actually received by Executive in such calendar year). Such payment shall be independent of, and in addition to, any amounts due and payable to Executive under the Profit Sharing Plan and the Management Incentive Bonus Plan.

         5. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) a person, corporation, entity or group acquires, directly or indirectly, the beneficial ownership of 50% or more of the issued and outstanding stock of the Corporation in a single transaction or series of transactions, (ii) the Corporation is a party to a merger, consolidation or similar transaction and following such transaction 50% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than the Corporation or an entity directly or indirectly controlled, controlling or under common control with the Corporation (an "Affiliate of the Corporation"), (iii) the Corporation sells or transfers 50% or more of its assets to any other person or persons other than an Affiliate of the Corporation, (iv) the shareholders of the Corporation approve a plan or proposal for the liquidation or dissolution of the Corporation or (v) during any two-year period, individuals who comprise a majority of the Board at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period (such Board composition being referred to as a "Continuing Majority"). Notwithstanding the foregoing, the absence of a Continuing Majority shall not constitute a Change of Control if such absence is in contemplation of an initial public offering or a private placement of the capital stock or other securities of the Corporation.

                  a. Executive may terminate his employment immediately upon written notice to the Corporation at any time during the one year period commencing upon the occurrence of a Change of Control. In such event, Executive shall be deemed to have been involuntarily terminated, and Executive shall be entitled to receive the severance payment described in paragraph 4 within thirty days after such termination.

                  b. In the event any payment, benefit or distribution made or provided by the Corporation to or for the benefit of Executive (whether paid or provided pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this subparagraph b) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by Executive of all taxes on the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes and any income taxes and Excise Tax imposed on the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

         6. ENFORCEMENT. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

         7. NOTICES. All notices and other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, postage prepaid, return receipt requested. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

         8. PRIOR AGREEMENTS/ORAL MODIFICATIONS/AMENDMENTS. This Agreement supersedes all prior agreements and constitutes the entire Agreement and understanding between Executive and Corporation. It may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Executive's compensation or benefits may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.

         9. ATTORNEY'S FEES. In the event of any litigation between the parties to this Agreement, or any of them, concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees.

         10. BINDING AGREEMENT; BENEFIT. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         11. GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with the laws of North Carolina.

         12. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

         13. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         15. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) and Executive and his heirs. In the event that Executive shall die after becoming entitled to payment of the benefits, hereunder, such payment shall be made by the Corporation to Executive's beneficiary designated by him for purposes of the group life insurance plan of the Corporation in which Executive shall participate or, if there is no such designated beneficiary, to Executive's estate.

         16. ASSIGNMENT. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor of the Corporation whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       COGENTRIX ENERGY, INC.



                                       By:
                                           -------------------------------------
                                            David J. Lewis,
                                            Chairman and Chief Executive Officer



                                       -----------------------------------------
                                       Thomas F. Schwartz